EXHIBIT 99.2

11/2/2018

William Simpson

Chief Executive Officer

Golden Leaf Holdings Ltd.

Dear William:

Terra Tech Corp. (“TRTC”) appreciates the opportunity to discuss a potential transaction with Golden Leaf Holdings Ltd. (“GLH”) and to discuss the prospects of our combined financial, management, and strategic resources with your management team and advisors.

The purpose of this letter is to memorialize our discussions regarding a potential transaction in which Terra and GLH would complete a share-for-share merger where GLH would merge into a wholly-owned merger subsidiary of Terra (“Merger Sub”).

The specifics of our proposal are outlined in the attached term sheet. The proposed terms set forth herein are merely a summary of the present intentions of the parties and shall not create any rights in or claims against any party of any kind whatsoever, nor shall any duties be imposed upon any of the parties this letter except as otherwise detailed herein. We look forward to working with you on this opportunity and are prepared to devote the necessary resources to complete our due diligence, legal documentation and financing arrangements necessary to affect an expeditious closing, subject to our mutual satisfaction with the above matters.

Sincerely,

/s/ Derek Peterson

Derek Peterson

Chief Executive Officer

Terra Tech Corp.

1

Summary Terms

Acquirer:	Terra Tech Corp. (“Terra”)
Advisor to Acquirer:	Alliance Global Partners (“A.G.P.”)
Target:	Golden Leaf Holdings Ltd. (“GLH”)
Advisor to Target:	Canaccord Genuity Corp. (“Canaccord”)
The Transaction:

Terra will form a subsidiary for purposes of the Transaction (the “Merger Sub”). Merger Sub and GLH shall amalgamate pursuant to a plan of arrangement to be effected under the laws of Ontario, as a result of which Terra will acquire 100% of the common shares of GLH (“GLH Shares”) in exchange for common shares of Terra (“Terra Shares”). GLH will survive the merger as a wholly-owned subsidiary of Terra, with the surviving parent company (the “Surviving Corporation”) to be renamed based on mutual agreement between the principals of Terra and GLH.

Terra will take appropriate corporate action to increase the size of its board of directors to a total of seven (7) seats. Terra’s present Board members Michael Nahass and Derek Peterson will continue to serve as directors. With respect to the remaining five (5) seats, (i) Terra will nominate two (2) board seats, (ii) GLH will nominate two (2) board seats and (iii) one (1) additional board member will be mutually nominated by Terra and GLH nominating committee and shall serve as Chairman of the Board.

Structure:

The structure of the Transaction will be by plan of arrangement or a structure mutually agreed upon between Terra and GLH, with the advice of the parties’ financial, tax and legal advisors. Considerations in determining transaction structure will include minimizing adverse tax impacts to the parties and their respective shareholders arising from the Transaction, minimizing complexity and regulatory hurdles, as well as timing. It is the parties’ intention that the Transaction be structured to achieve a deferral of tax for US and Canadian shareholders of GLH.

Exchange Ratio:	0.1203 Terra Shares for each GLH Share. Based on an exchange price of US$2.12 for Terra, this implies US$0.255 per GLH share.
Share Issuance:

All GLH Shares will be acquired at the closing. GLH currently has 583,611,611 shares outstanding and Terra Tech currently has 79,190,014 shares outstanding. All Terra Shares issued in the Transaction shall not be subject to any restriction on transfer under United States or Canadian securities laws.

CSE Listing	The Surviving Corporation shall list the Terra Shares on the Canadian Securities Exchange (“CSE”) immediately upon closing.
Assumed Debt:

Surviving Corporation will assume both series of convertible debentures issued by GLH (the “GLH Debentures”) totaling up to US$18.3 million (of which one series of US$8.0 million is currently being raised) in accordance with the terms of such debentures.

2

Target Options:

All GLH stock options will accelerate and vest and will continue to be exercisable pursuant to their original terms, for Terra Shares, adjusted by the Exchange Ratio. The Surviving Corporation will adopt a new equity incentive plan that will govern the GLH stock options following the closing, which plan will comply with the policies of the CSE.

Acquirer Options, Warrants and Convertible Debt:	All equity-linked securities will remain outstanding.
Key Individuals:

GLH will provide a list of individuals that are key to the conservation of the GLH business and their employment agreements. These agreements will become the obligation of Terra unless mutually agreed otherwise.

Professional Fees:

Each party will be responsible for their choice of legal representation and financial advisory, however all fees will ultimately be payable by the Surviving Corporation, however GLH associated fees will be payable at closing in GLH Shares.

Conditions to Closing:
Due Diligence

Definitive documents for the proposed transaction are conditioned upon the completion of business, financial, legal and accounting due diligence by each of Terra and GLH, the scope of which shall be determined in the complete discretion of Terra and GLH, respectively.

Documentation

The Proposed Transaction contemplated by this letter would be completed pursuant to a definitive agreement to be negotiated by the parties (the “Definitive Agreement”), appropriate for the structure of the Transaction and supported and approved by the board of directors of each party. Both parties agree to negotiate the Definitive Agreements promptly and in good faith.

The Definitive Agreement will have customary terms and conditions for a transaction of the nature contemplated by this letter, including representations, warranties, covenants and conditions. The Definitive Agreement will include customary deal protection provisions to be agreed between the parties, acting reasonably.

The Definitive Agreement will be governed by and construed in accordance with the laws of Ontario.

Material Adverse Change

There shall not be any material adverse change in the businesses, condition (financial or otherwise), value, prospects or assets of either Terra or GLH since the date of its most recent audited financial statements and taking into consideration events subsequently publicly disclosed.

Conduct of Business

Prior to closing, both Terra and GLH will conduct its business only in the normal course. In addition, Terra and GLH’s management will use commercially reasonable efforts to preserve the value of its business, and there will be no extraordinary payments, transactions, dividends or bonuses made without the mutual written consent of the other party.

CSE Listing	Receipt of conditional approval from the CSE to list the Surviving Corporation’s shares on the CSE.
Fairness Opinion	The board of GLH shall have received an opinion from Canaccord that the consideration to be received by the shareholders of GLH is fair, from a financial point of view.

3

GLH Debentures	For purposes of the indentures governing the GLH Debentures, the Transaction shall not result in a change-of-control requiring that an offer be made to redeem such debentures.
Approvals	The parties shall receive all authorizations, approvals, consents and waivers from governmental and regulatory authorities and third parties required to consummate the merger.
Corporate Approvals	The transaction shall be approved by the board of directors and stockholders of both parties.
Exclusivity:

For the period commencing upon the execution of this letter and continuing until 12/30/2018, both parties will not (and will not authorize, permit or instruct any other person or entity on behalf of such party to) solicit, pursue, negotiate or enter into, or provide any information with respect to or otherwise facilitate in any manner, a merger, consolidation, issuance or sale of a material amount of assets or equity interests, tender or exchange offer, equity or debt financing or other similar transaction involving such party, without the prior written consent of the other party, except for those transactions already announced. Each party and its advisors will be granted access to the other party’s books, records and personnel for the purpose of conducting a thorough due diligence investigation. Notwithstanding the foregoing, for purposes of funding working capital, Terra shall be permitted to raise up to $10,000,000 in non-convertible debt as well as convertible debt and/or equity utilizing the ongoing convertible note offering and equity line currently filed with the SEC.

Public Disclosure:

Terra and GLH will jointly agree on the timing and content of any disclosure relating to the proposed transaction prior to its initial public dissemination, and no such disclosure shall be made without both companies’ mutual written consent. This letter and all negotiations and discussions relating to the transaction described herein are highly confidential. Each party agrees that it may not disclose any information relating to the transaction described herein to any third party (other than its representatives, financing sources and other parties on a need-to-know basis) without the prior written consent of the other party, except as otherwise required by applicable law, rule or regulation.

Governing Law:

This letter shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of law. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the State of California.

Integration:

Subject to the section “Non-Binding Effect,” this letter contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties with respect to the subject matter hereof. This letter can only be amended through a written document formally executed by all parties.

Non-Binding Effect:

Except for the provisions set forth under “Exclusivity,” “Public Disclosure,” “Governing Law,” and “Non-Binding Effect”, this letter does not constitute or create and shall not be deemed to constitute or create any legally binding or enforceable obligations on the part of any party hereto. This letter shall not constitute a firm, binding commitment of either party to enter into the transactions contemplated hereby, nor shall any such obligations be created by oral evidence, oral understandings or courses of conduct (regardless of reliance or change in position). Such obligations shall be created solely by the execution and delivery of definitive agreements containing such terms and conditions as may be agreed upon by the parties thereto and then only in accordance with the terms and conditions of such definitive agreements.

4

We look forward to discussing this letter with you and to completing a merger with GLH that will accomplish the goals that we have both set forth for all of the hard-working employees and shareholders at both Terra and GLH.

Very truly yours,

Terra Tech Corp.

By:	/s/ Derek Peterson
Date:
Derek Peterson
CEO

Agreed to and Accepted by:

Golden Leaf Holdings Ltd.

By:	/s/ William Simpson
Date:
William Simpson
CEO

5